Exhibit 99.1

Capstone Retires Approximately 85% of Convertible Note Principal, Reducing Remaining Balance to $1 Million

First of two convertible notes fully retired as Company advances toward eliminating remaining convertible debt.

NEW YORK--(BUSINESS WIRE)--September 29, 2026--Capstone Holding Corp. (NASDAQ: CAPS), a national, technology-enabled building products distribution platform, today announced that it has retired approximately 85% of its original $6.82 million in convertible note principal, reducing the remaining balance to $1 million.

The Company has fully retired the first of its two convertible notes, originally issued in July 2025, and has reduced the principal balance on its remaining convertible debt to $1,000,000, through conversions of the notes. Only the October 2025 note remains outstanding.

“We remain focused on two priorities: eliminating the remaining convertible debt and continuing to strengthen the underlying business,” said Matthew Lipman, Chief Executive Officer. “We have made substantial progress on both—retiring approximately 85% of the original principal while delivering our strongest quarter in years. As we continue to execute, we believe Capstone is well-positioned to create greater long-term equity value.”

Key Highlights:

●	Strengthened Capital Structure: Approximately 85% of Capstone’s original $6.82 million in convertible note principal has now been retired, substantially reducing the convertible debt overhang.

●	First Convertible Note Fully Retired: The July 2025 convertible note has been fully retired, leaving only the October 2025 note outstanding.

●	Remaining Balance of $1 Million: Outstanding convertible note principal has declined to $1,000,000, down from $1.90 million at June 30, 2026.

●

Operating Momentum: Capstone delivered its strongest quarter in years, with second-quarter revenue increasing 67% year over year to $21.5 million, gross profit increasing 92% to $6.0 million, and gross margin expanding 357 basis points to 27.9%.

“This is an exciting period for Capstone,” Lipman continued. “Our organic growth continues to significantly outpace the broader building products market, and we are now in our peak selling period.”

For additional updates, visit Capstone's Investor Relations website at www.capstoneholdingcorp.com.

About Capstone Holding Corp.

Capstone Holding Corp. (NASDAQ: CAPS) is a national, technology-enabled building products distribution platform optimizing supply chains across 38 U.S. states and Canada. Through its Instone operating platform and inventory portal, the Company aggregates and delivers proprietary stone veneer, hardscape materials, and modular masonry systems. Capstone’s model combines digital infrastructure, owned-inventory logistics, and disciplined acquisitions to drive scalable margin expansion and operating leverage across its growing platform.

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events and performance, including guidance regarding revenue, gross profit, the retirement or refinancing of the Company’s convertible notes, and operating outlook. Actual results may differ materially from those projected due to a range of factors, including but not limited to the Company’s liquidity and access to capital; its ability to comply with, or obtain waivers of, financial covenants; the refinancing or repayment of indebtedness as it matures; conditions that may raise substantial doubt about the Company’s ability to continue as a going concern; acquisition timing and integration; macroeconomic conditions; and other execution risks. Please review the Company’s filings with the SEC, including the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, for a full discussion of these and other risk factors. Capstone undertakes no obligation to revise forward-looking statements except as required by law.

Investor Contact

Investor Relations

Capstone Holding Corp.

investors@capstoneholdingcorp.com

www.capstoneholdingcorp.com

Source: Capstone Holding Corp.